HERITAGE SERIES TRUST

                                     CLASS B
                                DISTRIBUTION PLAN

                                     AMENDED
                                   SCHEDULE A





      The maximum annualized fee rate of the average daily rate asset pursuant to Paragraph 1 of the Heritage Series Trust Distribution Plan shall be as follows:

      SMALL CAP STOCK FUND.........................................1.00%
      VALUE EQUITY FUND............................................1.00%
      GROWTH EQUITY FUND...........................................1.00%
      EAGLE INTERNATIONAL EQUITY PORTFOLIO.........................1.00%
      MID CAP GROWTH FUND..........................................1.00%
      AGGRESSIVE GROWTH FUND.......................................1.00%
      INFORMATION TECHNOLOGY FUND..................................1.00%





Dated:  January 2, 1998, as last amended on _________, 1999